Exhibit 3.2

CERTIFICATE OF AMENDMENT OF
ARTICLES OF INCORPORATION
OF
CROSSFIRST BANKSHARES, INC.

The undersigned, CrossFirst Bankshares, Inc., a Kansas corporation (the “Corporation”), for the purpose of amending the Articles of Incorporation of the Corporation, in accordance with the Kansas general corporation code, does hereby make and execute this Certificate of Amendment of Articles of Incorporation and does hereby certify that:

I.          The following resolution proposed by the Board of Directors and adopted by the vote of the majority of the outstanding shares of stock of the Corporation entitled to vote thereon at an annual meeting of such stockholders, sets forth the amendment adopted:
RESOLVED, that the Articles of Incorporation of the Corporation be amended by changing subsection (a) of the Article III so that, as amended, subsection (a) of said Article shall be and read as follows:

“(a) Authorized Shares. The total number of shares of stock which the corporation shall have authority to issue is 205,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.”

II.          Such amendment has been duly adopted in accordance with the provisions of Section 17-6602 of the Kansas Statutes Annotated, as amended.

Under penalty of perjury under the laws of the State of Kansas, this Certificate of Amendment has been executed on behalf of the Corporation by its authorized officer as of April 9th, 2019.

/s/ Aisha Reynolds

Aisha Reynolds, General Counsel & Corporate Secretary